EXHIBIT 1.2

CAPITAL ONE AUTO FINANCE TRUST 2007-A

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: February 6, 2007

To:	CAPITAL ONE AUTO FINANCE, INC.
CAPITAL ONE AUTO RECEIVABLES, LLC

Re:	Underwriting Agreement, dated February 2, 2007

1. Terms of the Notes

Class	Initial Note Balance	Interest Rate	Final Scheduled Payment Date
A-1	$289,000,000	5.32120%	February 2008
A-2	$430,000,000	5.33%	May 2010
A-3-A	$167,000,000	5.25%	August 2011
A-3-B	$167,000,000	LIBOR	August 2011
A-4	$447,000,000	LIBOR + 0.02%	November 2013

2. Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Barclays Capital Inc.

J.P. Morgan Securities Inc.

ABN AMRO Incorporated

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Morgan Stanley & Co. Incorporated

RBC Capital Markets Corporation

3. Ratings

Class	Standard & Poor’s	Moody’s	Fitch
A-1	A-1+	Prime - 1	F1+
A-2	AAA	Aaa	AAA
A-3-A	AAA	Aaa	AAA
A-3-B	AAA	Aaa	AAA
A-4	AAA	Aaa	AAA

4. Underwriting Liability

Underwriting Liability	Class A-1	Class A-2	Class A-3-A	Class A-3-B	Class A-4
Barclays Capital Inc.	$42,000,000	$62,500,000	$24,750,000	$24,750,000	$64,750,000
J.P. Morgan Securities Inc.	$42,000,000	$62,500,000	$24,750,000	$24,750,000	$64,750,000
ABN AMRO Incorporated	$41,000,000	$61,000,000	$23,500,000	$23,500,000	$63,500,000
Credit Suisse Securities (USA) LLC	$41,000,000	$61,000,000	$23,500,000	$23,500,000	$63,500,000
Deutsche Bank Securities Inc.	$41,000,000	$61,000,000	$23,500,000	$23,500,000	$63,500,000
Morgan Stanley & Co. Incorporated	$41,000,000	$61,000,000	$23,500,000	$23,500,000	$63,500,000
RBC Capital Markets Corporation	$41,000,000	$61,000,000	$23,500,000	$23,500,000	$63,500,000
Total Amount	$289,000,000	$430,000,000	$167,000,000	$167,000,000	$447,000,000

5. Purchase Price, Discounts and Concessions

	Class A-1	Class A-2	Class A-3-A	Class A-3-B	Class A-4
Gross Purchase Price	100.000000%	99.996876%	99.995845%	100.000000%	100.000000%
Underwriting Discount	0.090%	0.130%	0.165%	0.150%	0.200%
Net Purchase Price	99.910000%	99.866876%	99.830845%	99.850000%	99.800000%
Maximum Dealer Selling Concessions	0.0540%	0.0780%	0.0990%	0.0900%	0.1200%
Maximum Dealer Reallowance Discounts	0.0270%	0.0390%	0.0495%	0.0450%	0.0600%

6. Time of Sale

1:15 p.m. (Eastern Time) (U.S.) on February 6, 2007 (the time the first Contract of Sale was entered into as designated by the Representatives.)

7. Closing Date

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and COAF hereby agree that the Closing Date shall be February 15, 2007, 10:00 a.m., New York City time.

The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

J.P. MORGAN SECURITIES INC.

By:	/s/ John Cho
Name:	John Cho
Title:	Managing Director

BARCLAYS CAPITAL INC.

By:	/s/ Giuseppe Pagano
Name:	Giuseppe Pagano
Title:	Managing Director

For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

Accepted and Agreed:

CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller

By:	/s/ Richard Johns
Name:	Richard Johns
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE, INC.

By:	/s/ Thomas A. Feil
Name:	Thomas A. Feil
Title:	Assistant Vice President